U.S. GEOTHERMAL INC. ENTERS INTO DEFINITIVE AGREEMENT TO BE ACQUIRED BY
ORMAT TECHNOLOGIES INC. FOR $5.45 IN CASH PER SHARE

BOISE, IDAHO – January 24th, 2018 - U.S. Geothermal Inc. (the “Company”) (NYSE American: HTM) announced today that it has entered into a definitive merger agreement under which a wholly owned subsidiary of Ormat Technologies, Inc. (“Ormat”) (NYSE: ORA) will acquire the Company for $5.45 per share in an all cash transaction.

The agreement, which has been unanimously approved by both companies’ Boards of Directors, represents a premium of approximately 28.5% to the prior day closing stock price on January 23rd, 2018.

Statement by Doug Glaspey, a Founder and Chief Executive Officer of US Geothermal

“We are proud that Ormat, the industry leader in geothermal development, recognized our company’s value and have confidence in their ability to successfully develop the US Geothermal asset base,” said Doug Glaspey, CEO of US Geothermal. “This transaction provides compelling value to our shareholders and is a testament to the hard work and efforts of our talented team members.”

Statement by Ormat

“US Geothermal has developed a high-quality portfolio of geothermal assets,” said Isaac Angel, CEO of Ormat Technologies. “As part of Ormat, we will leverage our core capabilities to help improve generation and enhance efficiency of these assets while also working to advance expansion opportunities. With this transaction, we demonstrate again the implementation of our business strategy to grow our business with accretive M&A transactions.

Transaction Details

The transaction is not subject to a financing condition and is expected to close during the second quarter of 2018, subject to the approval of US Geothermal shareholders and the satisfaction of customary closing conditions, including applicable regulatory approvals.

Certain funds advised by JCP Investment Management, LLC, which own approximately 15.0% of the outstanding shares of US Geothermal, as well as the directors and officers of US Geothermal have entered into an agreement to vote in favor of the transaction.

ROTH Capital Partners, LLC acted as financial advisor and Dorsey & Whitney, LLP acted as legal counsel to US Geothermal.

Website: www.usgeothermal.com	NYSE MKT: HTM

About U.S. Geothermal Inc.:
U.S. Geothermal Inc. is a leading and profitable renewable energy company focused on the development, production and sale of electricity from geothermal energy. The Company is currently operating geothermal power projects at Neal Hot Springs, Oregon, San Emidio, Nevada and Raft River, Idaho for a total designed net output of approximately 45 MWs. The Company is also developing projects at: the Geysers, California; a second phase project at San Emidio, Nevada; at Crescent Valley, Nevada; and the El Ceibillo project located near Guatemala City, Guatemala.

Please visit our Website at: http://www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:
Scott Anderson – Director, Investor Relations and Corporate Communications
U.S. Geothermal Inc.
Tel: 208-424-1027
Fax: 208-424-1030
sanderson@usgeothermal.com

Cautionary Statement Regarding Forward-Looking Statements
This press release related to the proposed merger transaction with Ormat Technologies and U.S. Geothermal contains forward-looking statements, including statements regarding expected benefits of the merger and the timing of the transaction. Actual results could differ materially from those projected or forecast in the forward-looking statements. Factors that could cause actual results to differ materially include the following: U.S. Geothermal shareholders may not approve the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected, on the anticipated schedule, or at all; closing of the transaction may not occur or may be delayed, either as a result of litigation related to the transaction or otherwise; the parties may be unable to achieve the anticipated benefits of the transaction; completing the merger may distract the Company’s management from other important matters; and the other factors discussed in “Risk Factors” in U.S. Geothermal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in its other filings with the SEC, which are available at http://www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

Important Additional Information and Where to Find It

In connection with the proposed transaction, U.S. Geothermal will file with the SEC and mail or otherwise provide to its shareholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, U.S. GEOTHERMAL SHAREHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that U.S. Geothermal files with the SEC (when available) from the SEC’s website at www.sec.gov and U.S. Geothermal’s website at http://www.usgeothermal.com. In addition, the proxy statement and other documents filed by U.S. Geothermal with the SEC (when available) may be obtained from U.S. Geothermal free of charge by directing a request to Scott Anderson – Director, Investor Relations and Corporate Communications, U.S. Geothermal Inc., 390 E Parkcenter Blvd, Suite 250, Boise, ID 83706, Phone: 208-424-1027.

U.S. Geothermal Inc.	390 E Parkcenter Blvd, Suite 250, Boise, ID 83706	208-424-1027
www.usgeothermal.com

Certain Participants in the Solicitation

U.S. Geothermal, its directors and certain of its executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from U.S. Geothermal shareholders with respect to shareholder approval of the proposed acquisition of U.S. Geothermal. Information regarding the names of U.S. Geothermal’s directors and executive officers and their respective interests in U.S. Geothermal by security holdings or otherwise is set forth in U.S. Geothermal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, U.S. Geothermal’s definitive proxy statement for its 2017 Annual Meeting of Shareholders filed with the SEC on May 25, 2017. Additional information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to such acquisition when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and U.S. Geothermal’s website at http://www.usgeothermal.com.

The NYSE American does not accept responsibility for the adequacy of this release.

U.S. Geothermal Inc.	390 E Parkcenter Blvd, Suite 250, Boise, ID 83706	208-424-1027
www.usgeothermal.com